                                                                   EXHIBIT 10.36

                              OFFICER'S CERTIFICATE


         I, the undersigned, do hereby certify and represent that:

         1. I am the duly elected Senior Vice President and Chief Business Officer of deCODE genetics, Inc., a Delaware Corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.36 to deCODE genetics, Inc.'s Registration Statement on Form S-1 is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Senior Vice President and Chief Business Officer of deCODE genetics, Inc. on this 7th day of March, 2000.



                       By:     /s/  Hannes T. Smarason
                               --------------------------
                       Name:   Hannes T. Smarason
                       Title:  Senior Vice President and Chief Business Officer

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                    RESEARCH CONTRACT ON THE CO-OPERATION OF
                    A RESEARCH TEAM FOR CEREBRAL HAEMORRHAGE
                                       AND
                           ISLENSK ERFDAGREINING EHF

A research team for cerebral haemorrhage, on the one hand, hereinafter referred to as the Research Team, and, on the other hand, Islensk erfdagreining ehf., hereinafter referred to as IE, enter into the following


                                    Contract

on co-operation on the research of the inheritability of cerebral haemorrhage.

This Contract is made on the basis of the Co-operation Agreement between the Reykjavik Municipal Hospital and IE from 4 November 1998 and the Co-operation Agreement between the State Hospitals and IE from 15 December 1998, the two of which shall prevail over this Contract in case of any discrepancy between their individual provisions.


                                    CHAPTER 1
                        THE SUBSTANCE OF THE CO-OPERATION

The Research Team and IE agree to co-operate, on the basis of this Contract, in the search and isolation of genes involved in the genesis of cerebral haemorrhage. The co-operation between the parties will hereinafter be referred to as the Research Project.


                                    CHAPTER 2
              CONTRIBUTIONS OF THE PARTIES TO THE RESEARCH PROJECT

2.1 RESEARCH MATERIALS AND THEIR PROCUREMENT

The Research Team shall provide biosamples (blood samples), other clinical data and research materials which the Research Team may already possess or have access to, in relation to patients suffering from cerebral haemorrhage and their relatives. These materials derive from the National Association for the Prevention of Heart Diseases, Hjartavernd, (hereinafter referred to as NAPHDH), the State Hospitals (hereinafter referred to as SH) and the Reykjavik Municipal Hospital (hereinafter referred to as RMH). The Research Team and IE agree that expertise and other contributions from the above institutions are equally important in terms of quality and significance for the Research Project.

The Research Team shall supervise relations with individuals intended to participate in the research and/or their legal guardians, including calling in participants for blood testing, diagnoses, examination of participants and the procurement of the informed consent of participants. IE, on the one hand, and the Research Team and individuals within the Team, on the other hand, undertake to do whatever is in their power so that the procurement of research materials pursuant to this paragraph shall proceed with expedience and safety. In this respect, account shall be taken of the Research Plan, which includes milestone dates and is attached to this Contract as Annex A ("Research Plan and Cost Estimation for the Research of IE and the Research Team on Cerebral Haemorrhage"). Annex A shall specify which research materials are intended for use in the research and from which health-care institutions these materials derive. All research materials delivered to the IE research laboratory shall first be encrypted at the Genetic Research Service Centre, a private institution domiciled at Noatun 17, Reykjavik, before being transported to IE, in accordance with the instructions of the Data Protection Commission.


2.2. EXPERTISE, EQUIPMENT AND RESEARCH FACILITIES

The Research Team shall provide expertise and knowledge in relation to the diagnosis of diseases as well as the design and organisation of the Research Project.

IE and the Research Team shall provide expertise for the design and organisation of the research. IE shall also be responsible for the research and testing of blood samples and genetic material, the assessment of the inheritance of the disease and the interpretation of the findings of the research. IE shall provide equipment, research resources, laboratory reagents and personnel for these purposes.


2.3. PAYMENT OF RESEARCH EXPENSES

IE shall cover all expenses of the Research Project necessary to achieve the objectives of the Project, including materials and wage costs in relation to calling in participants for research, necessary sampling and the procurement of clinical materials. The Research Team and IE shall jointly submit a comprehensive budget on signature of this Contract, in which the projected materials and wage costs of the Project are estimated, see Annex A. Annex A shall also further delineate the itemisation of individual cost items and the manner in which the procurement of consent and the payment of bills shall be conducted. In the event of direct cash outlay on the part of SH/RMH in relation to the conduct of this Research Project, IE and SH/RMH shall make a special agreement on the payment of such cost, cf. the Institutions Agreement.

SH and RMH may request information from IE on wages paid by IE to individual employees of these institutions working on the Research Project.


2.4. ASSISTANCE WITH THE PROCUREMENT OF A PATENT

The Research Team and individuals within the Team undertake to provide IE with the assistance necessary to enable IE to ensure international patent protection of the findings of the Research Project, by signing applications for patents together with IE when necessary, provided that IE pays all expenses in relation to patent protection.


                                    CHAPTER 3
                              RIGHTS OF THE PARTIES

3.1. THE RIGHTS OF HEALTH-CARE INSTITUTIONS

The parties to this Contract are aware that a framework agreement on co-operation between NAPHDH and IE on research on the inheritability of certain diseased is currently in effect. The provisions of the framework agreement between NAPHDH and IE are valid for the part of the Research Project involving NAPHDH. The parties to this Contract are also aware that identical co-operation agreements between, IE, on the one hand, and SH and RMH, on the other hand, (hereinafter referred to as the Institutions Agreement(s)) are currently in effect. The Institutions Agreements are attached to this Research Contract as Annex B (SH) and C (RMH). The provisions of the Institutions Agreements shall be valid for this Research Agreement, where applicable, as regards the part of the research involving SH/RMH and their staff.


3.2. FINANCIAL AND COMMERCIAL RIGHTS ATTACHED TO THE FINDINGS OF THE RESEARCH PROJECT

IE shall be sole owner of all financial and commercial rights attached to the Research Project and its results. IE shall have the right to sell the results and findings of the Research Project to a third party and utilise it financially in any other way consistent with approved ethical standards, irrespective of whether this takes place before or after the completion of the Research Project. deCODE shall never be considered the purchaser of the Project in the understanding of this Contract.

IE and its parent company, deCODE genetics Inc. (herinafter referred to as deCODE) have made a contract with the Swiss pharmaceutical company Hoffman La-Roche (hereinafter referred to as the Purchaser) on the sale of the Research Project, its results and findings.

3.3. FIXED PAYMENTS FROM IE TO THE RESEARCH TEAM IN RELATION TO THE SALE OF THE RESEARCH PROJECT

IE shall pay the Research Team [CONFIDENTIAL TREATMENT REQUESTED] on the effective date of this Contract. Also, IE shall pay [CONFIDENTIAL TREATMENT REQUESTED] on 1 July 1999, the same amount on 15 March 2000 and annually thereafter until a total of [CONFIDENTIAL TREATMENT REQUESTED] have been paid including the initial payment.

Thus, payments from IE to the Research Team under this chapter shall take place on the following payment dates:

[CONFIDENTIAL TREATMENT REQUESTED]

In the event that the Research Project ends before 15 March 2002, upon achieving its objective, IE shall pay the remaining amount so that a total of [CONFIDENTIAL TREATMENT REQUESTED] shall have been paid pursuant to this chapter. Payments pursuant to this chapter are additional and independent to conditional, performance-related payments under Chapter 3.4.

3.4. PERFORMANCE-RELATED PAYMENTS FROM IE IN RELATION TO THE SALE OF THE RESEARCH PROJECT

IE/deCODE have made an agreement with the Purchaser of the Project to the effect that the Purchaser shall pay special conditional payments to IE/deCODE which shall be totally dependent on the scientific and practical results achieved in the performance of the Research Project. The performance-related milestones which activate the Purchaser's obligation to pay have been further specified in the contract between IE/deCODE and the Purchaser. In the event that the above milestones are not achieved, no payments pursuant to this chapter shall be made.

IE will pay the Research Team [CONFIDENTIAL TREATMENT REQUESTED] of the performance-related payments from the Purchaser to IE/deCODE pursuant to Paragraph 1 if success is achieved. Other payments from the Purchaser to IE/deCODE in relation to the repayment of the cash outlay of IE for the Research Project, as defined in the contract between IE and the Purchaser, and the Purchaser's investment in IE or deCODE shall be paid in full to IE/deCODE.


IE shall report to the Research Team as soon as the Purchaser has confirmed that a milestone which activates the Purchaser's obligation to pay has been achieved. IE promises to pay the share of the Research Team in the performance-related payment as soon as such payment has been delivered to IE/deCODE. The Research Team may appoint a special auditor who has access to the accounts of IE/deCODE regarding milestone payments concurrently with the quarterly statement of the companies, in order to seek confirmation whether and when a milestone payment was obtained for the Research Project as well as of the amount of that payment.

3.5. PROVISO ON CO-OPERATION WITH RESEARCH PARTIES UNRELATED TO THE RESEARCH
     TEAM

The Research Team's right of receiving payments pursuant to Chapters 3.3 and 3.4 is based on the assumption that IE will not pay other parties than the Research Team and its related institutions which employ individual parties within the Research Team for contribution to the Research Project and expertise to which it is necessary to gain access for the achievement of the objectives of the Research Project in the view of the Executive Committee of the Project. If the Executive Committee is of the opinion that it is necessary to enter into co-operation with other parties pursuant to the above, the provisions of Chapters 3.3. and 3.4. shall be reviewed on the basis that the total payments from IE to the Research Team and/or institutions related to them, on the one hand, and a third party, on the other hand, shall remain unchanged from the payments described in Chapters 3.3 and 3.4.

3.6. THE ARRANGEMENT OF PAYMENTS FROM IE AND THE INTERNAL DIVISION OF PAYMENTS BETWEEN PARTIES WITHIN THE RESEARCH TEAM

All payments from IE to the Research Team pursuant to Chapter 3.3. and 3.4. of this Contract shall be divided and paid as follows, cf. the provisions of Chapter 7.3. of the Institutions Agreement and the provisions of the Institutions Agreement in other respects, cf. also the framework agreement between IE and NAPHDH. The following division of payments is based on an agreement between the parties to this Contract and their evaluation of the importance of each party's contribution to the Research Project. According to the above, the division of payments shall be proportioned as follows:

[CONFIDENTIAL TREATMENT REQUESTED]

The above division of payments shall not be binding for IE until such time as all health-care institutions which contribute materials for the research have confirmed this Contract in signature, cf. Paragraph 2 of Chapter 2 of the Institutions Agreement as regards SH and RMH. The institutions in question shall invoice IE for payments pursuant to Chapter 3.3. which shall be paid in accordance with the provisions of the Institutions Agreements which have been made between IE/deCODE, on the one hand, and SH/RMH, on the other hand. The same rules shall apply in relation to payments to NAPHDH.

The following paragraph only applies to the allocation of funds raised by parties within the Research Team who are employed by SH/RMH when this Contract is made.

All funds raised by SH/RMH staff within the Research Team pursuant to the provisions of Chapters 3.3. and 3.4. of this Contract the application of which is governed by such staff pursuant to the Institutions Agreement and further agreement with the institution in question shall be utilised for the research of cerebral haemorrhage and other nervous diseases. Further arrangement of the custody and application of the above funds within the scope of the Institutions Agreement shall be pursuant to a further agreement between the institution and staff in question and is of no consequence to IE. All funds raised by SH/RMH staff pursuant to the above shall be preserved in a research fund. The accounting and financial matters of the fund shall be supervised by SH/RMH each of which shall have one member on the board of directors of the fund.


                                   CHAPTER 4
                            MANAGEMENT AND LIABILITY

Decisions relating to the performance of the Research Project shall be made jointly by the Research Team and IE. A special Executive Committee shall be established, which shall be composed of an equal number of members from each party to this Contract, to draw up rules on the arrangement, surveillance and performance of the Research Project. The Chief Supervisor of the Research Project shall be elected from among the members of the Executive Committee.

It shall also be the responsibility of this Committee to define the objectives of the Research Project and set forth the professional requirements which the parties to this Contract agree to be satisfactory for the performance of the Research Project.

Decisions on incurring expenses in relation to the Research Project shall be submitted in advance and confirmed by the Executive Committee. When applicable, the Executive Committee may enter into agreements with health-care institutions on the use of the their manpower and facilities for performing individual tasks in relation to the clinical part of the Research Project. In November each year the Executive Committee shall prepare a budget for the clinical part of the Research Project in the following calendar year.

The Executive Committee shall supervise the processing of data and the publication of conclusions in accordance with the rules of Chapter 5.

The Research Team and individuals within the Team shall not be financially responsible to IE or parties with which IE has entered into an agreement as regards the achievement of the scientific, commercial or financial objectives of the research.

In the event that a third party causes a cancellation of the research or the Contract is terminated for reasons for which the Research Team is not responsible, the Research Team and individual parties within the Team shall not be financially responsible to IE for such cancellation of the project. The same applies if the research or research plan needs to be altered owing to legal amendments, regulations or the decisions of public authorities.

IE shall pay the cost of procuring liability insurance for individuals within the Research Team who are employed by SH/RMH when this Contract takes effect as well as the Research Team staff. This applies to all work undertaken by these parties in the interest of the Research Project.


                                   CHAPTER 5
              HANDLING, PROCESSING AND COMMUNICATION OF INFORMATION

The parties to this Contract undertake to maintain all personal information in confidence. The parties to this Contract undertake to comply with the instructions of the Data Protection Commission and, as applicable, the special representative (inspector) of the Data Protection Commission on the handling and processing of such data, as well as with the instructions and conditions of the Science Ethics Committee, which operates pursuant to the Act on Patients' Rights.

When individual participants are elected for participation in two or more research projects undertaken by IE, original research materials (i.e. biosamples) may be used for the benefit of all projects, on the condition that the permits of the Data Protection Commission and the Science Ethics Committee have been obtained for such shared use.

The approval of the Executive Committee is a prerequisite, in addition to the permits of the Data Protection Commission and the Science Ethics Committee, if the original research materials are to be used in their entirety or to a considerable extent in other research projects of IE, e.g. if the material of two or more research projects is merged into a new research.

The results of the Research Project shall be immediately published as soon as they fulfil scientific requirements and are fit for publication. However, IE or the Purchaser of the Project may have the publication of the results postponed for 90 days, if necessary to ensure patents and other rights of ownership related to the findings of the Project. However, an effort shall be made at all times to preserve the value of the findings by way of other measures than a postponement of publication for 90 days.

The Executive Committee of the Research Project shall decide in advance who shall be Chief Supervisor of the Project. As a rule, the first cited author of scientific articles shall be Chief Supervisor. The order of authors shall be in accordance with current rules in the international scientific community.

The parties to this Contract promise mutual confidentiality as regards information in relation to the substance of this Contract, business plans, the progress of the Project and its conclusions. Information of this kind may not be communicated to an outside party without the consent of both parties.

                                    CHAPTER 6
                  LIMITATION ON CO-OPERATION WITH OTHER PARTIES

The Research Team and individuals within the Team promise to work neither jointly nor separately with other parties on research into the inheritability of cerebral haemorrhage during the Research Project. In the event that the Research Project leads to a discovery which has financial significance for IE, the Research Team and individual parties within the Team promise not to enter into co-operation with other parties on the part of the Research Project which led to the discovery for four years and six months immediately following the conclusion of the Project pursuant to this Contract. On the other hand, if the Research Project does not lead to a discovery, the Team and individual parties within it have the right to enter into co-operation with other parties on research into the inheritability of cerebral haemorrhage after the Research Project has ended.

IE promises not to begin collaboration with other parties in the research of the inheritability of cerebral haemorrhage during the Research Project, unless the Executive Committee considers such collaboration necessary to achieve the objective of the Research Project. In the event that the addition of new co-operating parties to the Research Project is considered necessary, the Executive Committee shall be in charge of the selection of such a party. In the event of a dispute within the Executive Committee, the Research Team shall have the final decision on the selection of additional co-operating parties. The provisions of this Paragraph shall not, however, prevent IE from collaborating in the field of the Research Project with parties that have negotiated the purchase of the Research Project, its conclusions or findings, provided that such actions do not reduce the right to payments pursuant to Chapter 3.


                                   CHAPTER 7
                   TERM OF THE CONTRACT AND PROJECT COMPLETION

The effective date of this Contract shall be the date (referred to herein as the effective date) on which this Contract has been both signed by the parties to the Contract and confirmed by SH and RMH in accordance with Paragraph 2 of Chapter 2 of the Institutions Agreement, in addition to NAPHDH.

The Research Project shall have a duration of five years and six months immediately following 15 March 1998, unless completed before such time. Pursuant to the above, the termination of the project shall be 15 September 2003. If either party has materially defaulted on the Contract, the other party may terminate the Contract. In the event of a dispute on the right of the parties to terminate the Contract, the settlement procedures regarding such dispute shall be pursuant to Chapter 8.

The return of original materials from SH/RMH/NAPHDH on completion of the Research Project shall be pursuant to Paragraph 5 of Chapter 6 of the Institutions Agreement or comparable provisions of the framework agreement between IE and NAPHDH.

In the event that either or both parties see reason to continue the co-operation after the completion of the Research Project, an agreement shall be made to this effect.

Notwithstanding the cessation of the research pursuant to this Contract, whether as a result of the completion, cancellation or termination of the Project, the obligation of IE/deCODE to effect payments pursuant to Chapter 3.4. shall remain intact until the right of IE /deCODE to payments from the Purchaser is cancelled each time, e.g. when a patent expires.


                                   CHAPTER 8
                             SETTLEMENT OF DISPUTES

In the event of a dispute between the parties to this Contract regarding performance or compliance that cannot be resolved by the Executive Committee, two persons, one from each party, shall endeavour to reach an agreement on its settlement. If a settlement is not reached between those two persons within two weeks of the submission of the dispute, each party to the Contract shall appoint one arbitrator and then jointly request the appointment of an impartial third arbitrator by the District Court of Reykjavik to assist in the resolution of the dispute, thus forming a tribunal of three arbitrators. The arbitration tribunal shall reach a decision in the matter within one months from the appointment of the third arbitrator.

The cost of the work of the tribunal shall be determined by the tribunal at each time. The work, procedure and rulings of the arbitration tribunal shall otherwise be governed, as appropriate at any time, by Act No. 53/1989 on Contractual Arbitration.

Notwithstanding the above provisions on arbitration, cases involving the collection of payments under this Contract which are not in dispute between the parties may be submitted to the public courts. The same applies to cases of financial claims made by one party against the other, based on rulings of the arbitration tribunal regarding non-performance or breach by the latter of this Contract. Such cases shall be submitted to the District Court of Reykjavik.

TEMPORARY PROVISION
This Contract shall not take effect until it has been confirmed in signature by SH and RMH, in accordance with the provisions of Paragraph 2 of Chapter 2 of the Institutions Agreement, in addition to NAPHDH.

This Contract, which comprises 8 chapters on 9 pages, in addition to appendices A-D, is made in two identical copies, one copy to be held by each of the parties to the Contract.


                           Reykjavik, 3 November 1999.


On behalf of the Research                On behalf of Islensk Erfdagreining ehf.
Team for Cerebral Haemorrhage


Einar Mar Valdimarsson [sign.]              Kari Stefansson [sign.]
Physician, RMH                              CEO, IE


Finnbogi Jakobsson [sign.]                  Kristjan Erlendsson [sign.]
Physician, RMH                              VP for Clinical and Academic Collaborations

Gisli Einarsson [sign.]
Physician, SH


Gudmundur Porgeirsson [sign.]
Physician NAPHDH


Sigurlaug Sveinbjornsdottir [sign.]         Approved on behalf of  the National
Physician, SH                               Association for the Prevention of Heart
                                            Diseases, Hjartavernd

Uggi Agnarsson [sign.]                      Reykjavik, 4/11/99
Physician, NAPHDH
                                            Gunnar Sigurdsson [sign.]

Vilmundur Gudnason [sign.]
Physician, NAPHDH                           Approved on behalf of SH

---------------------------------           Reykjavik,
Certified that the above is a               Magnus Petursson [sign.]
faithful English translation of
a signed Icelandic document
---------------------------------
                                            Approved on behalf of RMH

                                            Reykjavik,

                                            Magnus Petursson [sign.]

                                                                               9